EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Scott Eckstein
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3766

ASHFORD ANNOUNCES KEY MONEY CONTRIBUTION AND OVER
$200 MILLION OF ACQUISITIONS BY ITS MANAGED REITS

DALLAS, June 11, 2015 -- Ashford Inc. (NYSE MKT: AINC) (“Ashford” or the “Company”) today announced that it is providing a total of $6 million in key money consideration to its managed REITs for two acquisitions. Ashford Inc. will provide $4 million of key money for the $62.5 million acquisition of the 226-room Le Pavillon Hotel in New Orleans, LA by Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”) and Ashford Inc. will provide $2 million of key money for the $85 million acquisition of the 62-room Bardessono Hotel and Spa in Yountville, CA by Ashford Hospitality Prime, Inc. (NYSE: AHP). Ashford Trust also announced the $56.8 million acquisition of the W Atlanta Downtown, however, no key money was provided for that acquisition. The Company anticipates that it will utilize this key money concept very sparingly going forward and only in scenarios where its managed REITs could not grow otherwise.
These are the first acquisitions by Ashford Inc.’s managed REITs utilizing the new key money concept. “Key money” is a common method used by hotel brands whereby a brand will provide a one-time up-front payment in return for branding the hotel. This arrangement provides additional fee income under the brands’ long-term franchise or management agreement. Similarly, the Company believes that this key money concept will provide additional fee income under its advisory agreements. It is expected that the managed REITs will have no obligation to pay back the key money, unless the particular property is sold within a specified period, in which case the managed REIT would pay back a portion of the key money.

Ashford Inc. intends to evaluate key money opportunities on a case by case basis, and anticipates only providing key money when acquisition of the asset would otherwise not likely be economic for the managed REITs. The key money concept is designed to help the Company grow its fee income when it otherwise likely could not. Ashford Inc. expects that the vast majority of asset acquisitions by its managed REITs will be done without key money.
“We are excited to announce the first acquisitions to utilize the new key money concept,” said Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer. “This key money will only be used on a very selective basis and only when Ashford Inc. believes the REITs would not otherwise be able to acquire a particular asset or group of assets. By selectively using our balance sheet to help our managed REITs grow, we will be able to increase our assets under management in scenarios where we otherwise would not be able to. This growth should result in incremental value creation for our shareholders.”
Ashford is a global asset management company focused on managing real estate, hospitality, and securities platforms.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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